EXHIBIT 99.1

February 27, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PLANS FOR DRILLING PROPERTIES

MIDLAND, TEXAS, February 27, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) today announced plans to drill certain oil and gas properties in the Permian Basin of West Texas.

Mexco Energy Corporation (“Mexco”) will participate as a working interest owner in a joint venture for seven horizontal wells developing the Wolfcamp formation on a 1,125 acre property in Reagan County, Texas.  These wells are to be drilled during 2014 using horizontal drilling and multi-stage fracture stimulation.  Mexco’s estimated costs in this development for its approximately 0.57% working interest (0.49% net revenue interest) are $350,000.

The Wolfcamp formation in this area is approximately 1,700 feet thick section consisting of interbedded organic shales and carbonates.  The Wolfcamp formation in this area includes two reservoir units, the “A” and “B” benches that have both been successfully developed with horizontal wells.  Typically, offset drilling units have been developed with 1.5 mile laterals at 1,300 feet well spacing in each bench.  The completion programs for the proposed wells are designed with 50 fracture stages at a total measured depth of 15,000 feet including the horizontal portion.

In this area, Mexco has various interests in 6 horizontal wells and 276 vertical wells in adjacent Reagan and Upton Counties, Texas.  Mexco’s net revenue interests in these wells range from .013% to 1.558% where there is potential for further horizontal development.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2013.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.